AMERIGROUP Revises 2005 Annual Earnings Estimates, Announces Preliminary Second Quarter Results

VIRGINIA BEACH, Va. (July 19, 2005) — AMERIGROUP Corporation (NYSE: AGP) announced today that it is revising its 2005 annual earnings guidance to $1.73-$1.78 per diluted share from its previous guidance of $1.90-$1.98 per diluted share, primarily due to startup costs associated with entering new markets and programs; transitional expenses related to the reorganization of its wholly owned Illinois subsidiary, AMERIGROUP Illinois; and a recent adverse medical cost trend in certain markets due to higher unit costs.

The Company also announced preliminary earnings per diluted share of $0.42-$0.43 for the second quarter of 2005, which is lower than the current analyst consensus estimate of $0.48 earnings per diluted share. The change is due to adverse unit cost pressure in New Jersey and Florida; increased medical utilization in Fort Worth due to membership absorbed in the second half of 2004 as a result of the exit of the only other competitor in that market; and the high incidence of flu in the first and second quarter of 2005, which increased medical costs in the second quarter. The Company is reducing its liability for claims uncertainty in the quarter.

In addition, the following factors are expected to adversely affect the Company’s annual earnings guidance for the remainder of 2005:

•	Increased medical cost trend primarily due to unit cost pressure in New Jersey and Florida and increased medical utilization in Forth Worth. The Company expects these trends to be offset in part in the second half of the year by administrative efficiencies and a 6.6 percent rate increase in New Jersey and a 7.3 percent rate increase in Florida. Texas rates are to be announced at a later date.

•	Anticipated additional spending of approximately $10 million in the third and fourth quarters of 2005. This includes implementation costs for the new markets of Virginia, Georgia and Ohio; additional markets in Texas; and applying for designation as a Medicare Special Needs Plan (SNP) in 7 to 10 markets, which would allow AMERIGROUP to compete for new members in markets with 1.5 million additional Medicaid eligibles and as many as 900,000 dually eligible Medicare recipients.

AMERIGROUP signed a contract with the Commonwealth of Virginia on July 15, 2005, to begin membership enrollment in September 2005. The State of Georgia today announced that AMERIGROUP’s wholly owned Georgia subsidiary was awarded contracts for five regions and will begin offering managed care benefits to low-income Georgia residents commencing January 1, 2006. Additional details on Georgia are included in a separate press release issued today entitled “Georgia Selects AMERIGROUP To Participate in New State Medicaid Program.” The Company expects to sign a contract in the near future with the State of Ohio to begin membership enrollment in the fall of 2005. With business operations in Virginia and Ohio underway, Georgia will represent AMERIGROUP’s entry into its tenth state.

•	The State of Illinois’ decision to reduce spending on its Medicaid managed care program. This will cause AMERIGROUP Illinois to scale back its operations. AMERIGROUP announced on June 2, 2005, that the State of Illinois cut $70 million from the State’s FY2006 Medicaid managed care budget. The Company expects AMERIGROUP Illinois’ new contract with the State to substantially reduce reimbursement for administrative, sales and marketing capacity and accordingly will require AMERIGROUP Illinois to reduce the size of its organization. The Company expects AMERIGROUP Illinois to incur $2 million of transitional expenses in the third quarter of 2005. As of March 31, 2005, AMERIGROUP Illinois served approximately 38,000 members.

The Company is currently in the process of finalizing the results for the second quarter of 2005 and the Company’s independent registered public accounting firm has not yet completed its review of the Company’s second quarter results. As such, there can be no assurance that the final earnings per diluted share for the second quarter of 2005 will be within the ranges specified in this press release. The estimates of earnings per diluted share included in this press release constitute forward-looking statements and are subject to all the risks and uncertainties described elsewhere in this press release.

AMERIGROUP’s management will host a conference call and webcast to discuss information disclosed in this press release today, July 19, at 11:30 a.m. Eastern Time. To listen to the call, dial 800-289-0507 (domestic) or 913-981-5540 (international) and provide passcode 4056998 approximately ten minutes prior to the start time of the call. The conference call will also be available through the investors page of the Company’s Web site, www.amerigroupcorp.com, or through CCBN at www.earnings.com.

A telephonic replay of this call will be available beginning today, July 19, at 3:00 p.m. Eastern Time through Monday, July 25. This replay may be accessed by dialing 888-203-1112 (domestic) or 719-457-0820 (international) and providing passcode 4056998. A replay of the webcast will also be available at the sites listed above for 30 days, beginning approximately two hours after its conclusion.

The Company will report its earnings for the second quarter after the market closes on Wednesday, July 27, 2005.

AMERIGROUP Corporation, headquartered in Virginia Beach, Virginia, improves healthcare access and quality for low-income Americans by developing innovative managed healthcare services for the public sector. Through its wholly owned subsidiaries, AMERIGROUP serves more than 1 million people and operates in Florida, Georgia, Illinois, Maryland, New York, New Jersey, Ohio, Texas, Virginia and the District of Columbia. For more information, visit www.amerigroupcorp.com.

This release is intended to be disclosure through methods reasonably designed to provide broad, non-exclusionary distribution to the public in compliance with the Securities and Exchange Commission’s Fair Disclosure Regulation. This release contains certain ‘‘forward-looking’’ statements, including statements related to expected 2005 and 2006 performance such as membership, revenues, same-store premium revenues, rate increases, operating cash flows, health benefits expenses, seasonality of health benefits expenses, selling, general and administrative expenses, days in claims payable, income tax rates, earnings per share, and net income growth, as well as expectations on the effective date and successful integration of any pending acquisition and debt levels, made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties that may cause the Company’s actual results in future periods to differ materially from those projected or contemplated in the forward-looking statements. These risks and uncertainties include, but are not limited to, national, state and local economic conditions, including their effect on the rate-setting process, timing of payments, as well as the availability and cost of labor, utilities and materials; the effect of government regulations and changes in regulations governing the healthcare industry, including our compliance with such regulations and their effect on our ability to manage our medical costs; changes in Medicaid payment levels, membership eligibility and methodologies and the application of such methodologies by the government; liabilities and other claims asserted against the Company; our ability to attract and retain qualified personnel; our ability to maintain compliance with all minimum capital requirements; the availability and terms of capital to fund acquisitions and capital improvements; the competitive environment in which we operate; our ability to maintain and increase membership levels; and demographic changes.

Investors should also refer to our Annual Report on Form 10-K for the year ended December 31, 2004, filed with the Securities and Exchange Commission on March 9, 2005, for a discussion of risk factors. Given these risks and uncertainties, we can give no assurances that any forward-looking statements will, in fact, transpire and, therefore, caution investors not to place undue reliance on them. We specifically disclaim any obligation to update or revise any forward-looking statements, whether as a result of new information, future developments or otherwise.

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